EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statements on Form S-8 (Nos. 333-250209 and 333-254403) pertaining to the 2020 Equity Incentive Plan and the 2020 Employee Stock Purchase Plan of Olema Pharmaceuticals, Inc., of our reports dated February 28, 2022, with respect to the consolidated financial statements of Olema Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Olema Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of Olema Pharmaceuticals, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Iselin, New Jersey

February 28, 2022